Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2008, relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2007.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
May 14, 2008